Exhibit 19.1 INSIDER TRADING POLICY BACKGROUND: Federal and state securities laws prohibit the purchase or sale of a company's securities by persons who are aware of material information about that company that is not generally known or available to the public. These laws also prohibit persons who are aware of such material non-public information from disclosing this information to others who may trade in the company's securities. Companies and their controlling persons are also subject to liability if they fail to take reasonable steps to prevent insider trading by company personnel. It is important to understand the breadth of activities that constitute illegal insider trading and the consequences, which can be severe. The U.S. Securities and Exchange Commission (SEC), the New York Stock Exchange and the Financial Industry Regulatory Authority investigate and are very effective at detecting insider trading. The SEC, together with the U.S. Attorneys, pursue insider trading violations vigorously. Cases have been successfully prosecuted against trading by employees through foreign accounts, trading by family members and friends, and trading involving only a small number of shares. Should you have any questions regarding this Policy, please contact a member of the Company's Law Department or Treasury Department. All references in this Policy to “Company” mean Materion Corporation and its subsidiaries. All references in this Policy to “company” mean all companies (whether U.S. or international) including but not limited to Materion Corporation and its subsidiaries. PENALTIES FOR NONCOMPLIANCE: Civil and Criminal Penalties. Potential penalties for insider trading violations include (1) imprisonment for up to 20 years, (2) criminal fines of up to $5 million, and (3) civil fines of up to three times the profit gained or loss avoided. Controlling Person Liability. If the Company fails to take appropriate steps to prevent illegal insider trading, the Company may have "controlling person" liability for a trading violation, with civil penalties of up to the greater of $1 million and three times the profit gained or loss avoided, as well as a criminal penalty of up to $25 million. Civil penalties can extend personal liability to the Company's Directors, Officers and other supervisory personnel if they fail to take appropriate steps to prevent insider trading. Company Sanctions. Failure to comply with this Policy may also subject a person to Company-imposed sanctions, including dismissal for cause, whether or not failure to comply with this Policy results in a violation of law. SCOPE OF POLICY Persons Covered. This Policy applies to every Director, Officer and other employee of the Company (“Covered Person”). The same restrictions that apply to each Covered Person also apply to such covered person’s designees, family members who reside with such covered person, anyone else who lives in such covered person’s household and any family members who do not live in such covered person’s household but whose transactions in Company securities are directed by such covered person or are subject to such covered person’s influence or control (such as parents or children who consult with such covered person before they trade in Company securities). Every Covered Person is responsible for making sure that the purchase or sale of any such security by any such person complies with this Policy. Companies Covered. The prohibition on insider trading in this Policy is not limited to trading in the Company's securities. It includes trading in the securities of other entities, such as customers or suppliers of the Company and those with which the Company may be negotiating major transactions, such as an acquisition, investment or sale. Information that is not material to the Company may nevertheless be material to one of those other entities. 1.12 -- INSIDER TRADING POLICY Revised February 5, 2014

Transactions Covered. Trading covered by this Policy includes purchases and sales of Company common stock, derivative securities such as put and call options, convertible debt securities, preferred stock, and other debt securities (debentures, bonds and notes). This Policy's trading restrictions generally apply to any exercise of a stock appreciation right (“SAR”) settled in stock and to the exercise of a stock option and to the sale of stock after exercise of a SAR or stock option. In special situations, however, the exercise of a stock option alone, without any sale of the underlying stock, may be allowed with the approval of a member of the Company’s Law Department or Treasury Department. The trading restrictions do NOT apply to purchases of Company stock in a 401(k) plan resulting from periodic contributions of money to the plan pursuant to payroll deduction elections; however, the restrictions DO apply to other transactions involving the Company’s 401(k) plan and other employee benefit plans, such as (a) an election to begin or terminate investing in the Company stock fund of the 401(k) plan, (b) an election to increase or decrease the percentage of periodic contributions that will be allocated to the Company stock fund, (c) an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund, (d) an election to borrow money against a 401(k) plan account if the loan will result in a liquidation of some or all of the borrower’s Company stock fund balance and (e) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund. POLICY: No Trading on Inside Information. A Covered Person may not trade in the securities of the Company, directly or through family members or other persons or entities, if such Covered Person is aware of material non-public information relating to the Company. Similarly, a Covered Person may not trade in the securities of any other company if such Covered Person is aware of material non-public information about that company that such Covered Person obtained in the course of such Covered Person’s employment with the Company. The above restrictions do not apply to transactions in Company securities pursuant to a pre-arranged trading plan under Rule 10b5-1 under the Securities Exchange Act of 1934 if the plan is entered into at a time when the Covered Person is not aware of material non-public information relating to the Company and the plan has been cleared in advance by the Treasurer or Chief Executive Officer of the Company. No Tipping. A Covered Person may not pass material non-public information on to others or recommend to anyone the purchase or sale of any Company securities when they are aware of such information. This practice, known as "tipping," also violates the securities laws and can result in the same civil and criminal penalties that apply to insider trading, even though the Covered Person did not trade and did not gain any benefit from another's trading. No Exception for Hardship. The existence of a personal financial emergency does not excuse a Covered Person from compliance with this Policy. Insider Trading Policy for Directors, Officers and Key Employees. To help prevent inadvertent violations of the federal securities laws and to avoid even the appearance of trading on the basis of inside information, the Company has an Administrative Policy on Insider Trading that applies to Directors, Executive Officers subject to Section 16 of the Securities Exchange Act of 1934, and certain Key Employees of the Company who may frequently have access to material non-public information about the Company. The Administrative Policy generally limits persons covered by it from trading in the Company's securities to the periods beginning on the second business day following the press release announcement of the Company’s annual and quarterly results and ending thirty days following such announcement, although the Insider Trading Policy for Directors, Officers & Key Employees imposes certain event-specific blackouts. Persons subject to the Administrative Policy also must pre-clear all transactions in the Company's securities. All persons who become subject to the Administrative Policy are given specific notice of these restrictions. DEFINITION OF MATERIAL NON-PUBLIC INFORMATION Inside information has two important elements—materiality and non-public information. Materiality. Information is material if there is a substantial likelihood that a reasonable investor would consider it important in deciding whether to buy, hold or sell a security. Any information that would reasonably be expected to affect the price of the security is material. Common examples of material information are: 1.12 -- INSIDER TRADING POLICY Revised February 5, 2014 2

• Projections of future earnings or losses or other earnings guidance. • Budgets, re-forecasts, and other internal financial analyses and reports. • Knowledge that earnings are inconsistent with the consensus expectations of the investment community. • A pending or proposed merger, acquisition or tender offer or an acquisition or disposition of significant assets. • A change in management. • Major events regarding a company's securities including the declaration of a stock split or the offering of additional securities. • Severe financial liquidity problems, including daily revolver issues. • Actual or threatened major litigation or the resolution of such litigation. • New major contracts, orders, suppliers, customers or finance sources, or the loss thereof. • Results of product trials, whether positive or negative. Both positive and negative information can be material. Because trading that receives scrutiny will be evaluated after the fact with the benefit of hindsight, questions concerning the materiality of particular information should be resolved in favor of materiality, and trading should be avoided. Non-public Information. Non-public information is information that is not generally known or available to the public. One common misconception is that material information loses its "non-public" status as soon as a press release is issued disclosing the information. In fact, information is considered to be available to the public only when it has been released broadly to the marketplace (such as by a press release or an SEC filing) and the investing public has had time to absorb the information fully. The Company believes that, generally, at least two full trading days should transpire after the information has been released broadly to the marketplace before the information is considered to be "public." For example, if the Company announces financial earnings before trading begins on a Tuesday, the first time a Covered Person can buy or sell Company securities is the opening of the market on Thursday (assuming the Covered Person is not aware of any other material non-public information at that time). If the Company announces financial earnings after trading begins on that Tuesday, the first time a Covered Person can buy or sell Company securities is the opening of the market on Friday (assuming the Covered Person is not aware of any other material non-public information at that time). ADDITIONAL GUIDANCE: The Company considers it improper and inappropriate for Covered Employees to engage in short-term or speculative transactions in the Company's securities or in other transactions in the Company's securities that may lead to inadvertent violations of the insider trading laws. Accordingly, a Covered Person’s trading in Company securities is subject to the following additional guidance. Short Sales. A Covered Person should not engage in short sales of Company securities (sales of securities that are not then owned), including a "sale against the box" (a sale with delayed delivery). Publicly Traded Options. A Covered Person should not engage in transactions in publicly traded options, such as puts, calls and other derivative securities, on an exchange or in any other organized market. Standing Orders. Standing orders should be used only, if at all, for a very brief period of time. A standing order placed with a broker to sell or purchase Company securities at a specified price leaves no control over the timing of the transaction. A standing order transaction executed by the broker, when a Covered Person is aware of material non-public information, may result in unlawful insider trading. Hedging. In addition to the types of transactions specified above, Covered Persons are prohibited from purchasing any other financial instrument or engaging in any other transaction, such as a prepaid variable forward contract, equity swap, collar or exchange fund, that is designed to hedge or offset any decrease in the market value of Company securities. 1.12 -- INSIDER TRADING POLICY Revised February 5, 2014 3

Margin Accounts and Pledges. Securities held in a margin account or pledged as collateral for a loan may be sold without a person’s consent by their broker if they fail to meet a margin call or by the lender in foreclosure if they default on the loan. Because a margin sale may occur at a time when a Covered Person is aware of material non-public information or otherwise is not permitted to trade in Company securities, a Covered Person should not hold Company securities in a margin account. A foreclosure sale that occurs when a Covered Person is aware of material non-public information may also result in unlawful insider trading. Because of this danger, a Covered Person should not pledge Company securities as collateral for a loan. POST-EMPLOYMENT TRANSACTIONS: This Policy continues to apply to a Covered Person’s transactions in Company securities even after such Covered Person has terminated employment with the Company. Consequently, if a Covered Person is aware of material non-public information when such Covered Person’s employment relationship terminates, such Covered Person may not trade in Company securities until that information has become public or is no longer material. 1.12 -- INSIDER TRADING POLICY Revised February 5, 2014 4